Exhibit 10.1

April 3, 2017	AMENDED April 17, 2017
2nd AMENDMENT April 19, 2017
Mr. Brad Adams
Delivered electronically

Dear Brad,

Welcome to Old Second Bancorp, Inc., and its subsidiary Old Second National Bank!  We are pleased to confirm the terms and conditions of our offer of employment. You will join us in the capacity of EVP, Chief Financial Officer of the Holding Company and the Bank, and you will lead our Finance and Accounting Department and participate directly with executive management in investor relations and corporate development activities. You will report directly to Jim Eccher, CEO. Your first day of employment will be as mutually agreed. The details of our employment offer are as follows:

•                  Your annualized salary will be $300,000, payable on the 15th and the last day of the month. This position is considered an exempt position for the purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.  Officers’ salaries are reviewed based on merit by the Board of Directors annually in March.

•                  For 2017, you will be eligible to participate in OSNB’s Officers Incentive Program, which provides for an annual bonus opportunity of 50% of base salary based on Company and individual performance.

•                  You will receive a Restricted Stock Unit grant of 25,000 shares with a cliff-vesting schedule of three years. You are also eligible to receive additional RSU grants in subsequent years based on Board of Directors discretion and approval.

•                  You will receive a $100,000 sign-on bonus subject to withholding.  You agree to repay the sign-on bonus in its entirety should you voluntarily resign from the Bank prior to one year of service.

•                  You will receive a Compensation and Benefits Assurance agreement similar to other executive officers that will afford you salary and benefits continuation and other consideration for two years in the event that the company is involved in a change of control and your position is eliminated. This agreement also includes a non-solicitation of customers and employees provision.

•                  To support networking and other business-related opportunities, the Bank will subsidize your dues at a Country Club of your choice at an amount not to exceed $600 per month.

•                  You are eligible to participate in the Bank’s Deferred Compensation Plan, which provides an opportunity for an executive to defer base salary/bonus dollars on a pre-tax basis.

•                  You will receive a monthly car allowance of $500.

•                  We will pay for your home moving company service on a direct-billing basis to facilitate your relocation, as well as a home-sale assistance package. Please see the attached addendum for specific information regarding the terms of the relocation assistance. You agree to repay the entire amount of the relocation assistance if you voluntarily resign from the Bank prior to one year of service.

•                  You will be eligible to participate in Old Second Bancorp’s benefits package according to eligibility requirements. Old Second offers a highly competitive package that includes: Health and Dental Insurance, Life Insurance, Long Term Disability coverage, and 401(K) and Profit Sharing savings plans. Please refer to the attached Benefits Summary for further details.

•                  The Bank will reimburse you for your medical insurance COBRA costs minus the cost of the Old Second health plan for similar coverage. We will provide this reimbursement until you are eligible to enroll in the Bank’s health insurance plan, which would occur in the first pay period following sixty days of employment.

Employment offers at Old Second National Bank are contingent upon a favorable background investigation, including credit check and drug screen.  The HR team at Old Second will email a link to you with details regarding the collection site most convenient to you. Additionally, as a prospective executive officer, our Compensation Committee and Board of Directors must also approve your offer. It is our intent to obtain this approval no later than April 18, 2017.

This offer of employment is effective through April 21, 2017.

Brad, we are enthusiastic about your joining Old Second and look forward to a mutually rewarding working relationship. However, we recognize that you retain the option, as does the Bank, of ending your employment at any time, with or without notice and with or without cause. As such, your employment with Old Second is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Please acknowledge your acceptance of this offer by signing, dating, and returning this letter in the enclosed envelope. Please feel free to call me immediately with any questions regarding this offer or the enclosed materials (630 906-5546).

Cordially,

/s/ Bob DiCosola

Bob DiCosola
Executive Vice President, Human Resources

cc:                  J. Eccher

G. Collins

B. Ryan

I accept this offer of employment on the above terms and conditions.

/s/ Bradley S. Adams	4-21-17
Name	Date

Brad Adams Offer Letter Addendum

Relocation Assistance

To address financial concerns you may have regarding a move to the Aurora area, the Company has put together the following relocation package.

Physical Movement of Household Effects: The Company will reimburse you for the cost of a normal household moving service from your former permanent residence to the new residence at a cost not to exceed $10,000.

Sale of Residence by Employee: If you choose to sell your primary residence, you will be reimbursed for the following costs:

•                  Real estate commission (not to exceed 5% of selling price)

•                  One real estate appraisal

•                  Reasonable attorney’s fees

•                  Real Estate transfer taxes

•                  Legally required transfer fees

•                  Price protection on the sale of residence at an amount not to exceed $100,000

Purchase of New Residence by Employee: If you choose to purchase a new primary residence at the new location, you will be reimbursed for the following customary buying costs:

•                  Reasonable attorney’s fees

•                  Mortgage applications and credit rating fees

•                  Cost of building inspection and plot survey

•                  Recording fees and property tax transfer

Commuting/temporary housing expenses from current residence to Aurora: As discussed, during the anticipated two-month period prior to securing new primary residence, the Company will provide the following financial assistance:

•                  Air transportation (coach airfare, not to exceed once per week)

•                  Temporary housing expenses for up to 60 consecutive days to a maximum of $3,000

•                  One home finding trip for employee and spouse. Reimbursable expenses include: Travel (coach airfare or mileage at corporate mileage rate), lodging, and meals